Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

C&D TECHNOLOGIES, INC.

Pursuant to Section 242 of the

Delaware General Corporation Law

C&D Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST: That the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 18, 1985 under the name “Charter Power Systems, Inc.”

SECOND: That the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 30, 1998.

THIRD: That the resolution setting forth the proposed amendment is as follows:

RESOLVED: That the Amended and Restated Certificate of Incorporation of the Corporation be amended as follows:

1. That Article Fourth be amended and restated in its entirety as follows:

“The total number of shares of capital stock that may be issued by the Corporation is 600,000,000 shares of common stock, par value $.01 per share.

Effective immediately and automatically upon the filing of this Certificate of Amendment to Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each share of the Common Stock issued and outstanding immediately prior to the filing of this Amended and Restated Certificate of Incorporation, shall, without any action on the part of the holder thereof or the Corporation, be automatically reclassified and converted into 1.37335 validly issued, fully paid and nonassessable shares of Common Stock (and any fractional shares resulting from such reclassification and conversion will not be issued but will be paid out in cash equal to such fraction multiplied by the fair market value thereof as determined by the Board of Directors of the Corporation).”

FOURTH: That the Board of Directors of the Corporation duly adopted resolutions proposing to amend certain provisions of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the

Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, all in accordance with Section 242 of the DGCL.

FIFTH: That the stockholders of the Corporation have voted to approve such amendment, all in accordance with Section 242 of the DGCL.

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This Certificate of Amendment to the Amended and Restated Certificate of Incorporation is executed as of this 21st day of December, 2010.

C&D TECHNOLOGIES, INC.

By:  /s/  Jeffrey Graves

        Name: Jeffrey Graves

        Title: Chief Executive Officer & President